Prudential Investments LLC

655 Broad Street

Newark, New Jersey 07102

April 4, 2016

The Board of Trustees of The Prudential Series Fund

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver for The Prudential Series Fund

Dear Trustees:

Prudential Investments LLC (the "Manager") hereby agrees to cap expenses / reimburse certain expenses and/or waive a portion of its investment management fees as more particularly described and set forth for the Portfolio of The Prudential Series Fund (the “Trust”), as listed on Exhibit A attached hereto.

Very truly yours,

Prudential Investments LLC

By: _/s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

Exhibit A

SP Small-Cap Value Portfolio: The Investment Manager has contractually agreed to waive 0.008% of its investment management fee through June 30, 2017. This contractual investment management fee waiver may not be terminated or modified prior to June 30, 2017 without the prior approval of the Trust’s Board of Trustees.